Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-4 and related Prospectus of Citizens Holding Company of our reports dated March 15, 2019, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Citizens Holding Company, appearing in the 2018 Annual Report to Shareholders, which is incorporated by reference in to the annual report on Form 10-K of Citizens Holding Company for the year ended December 31, 2018.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ HORNE LLP

Memphis, Tennessee

July 30, 2019

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